Exhibit 99.1

Columbus Circle Capital Corp I Announces Pricing of Upsized $220,000,000 Initial Public Offering

New York, NY, May 15, 2025 (GLOBE NEWSWIRE) -- Columbus Circle Capital Corp I (NASDAQ: CCCMU) (the “Company”) today announced the pricing of its upsized initial public offering of 22,000,000 units at a price of $10.00 per unit. The Company's units are expected to be listed on the Nasdaq Global Market under the symbol “CCCMU” and will begin trading on May 16, 2025. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “CCCM” and “CCCMW,” respectively. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any. The closing of the offering is anticipated to take place on or about May 19, 2025, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any industry or geographical location. The Company’s management team is led by Gary Quin, its Chief Executive Officer and Chairman of the board of directors, and Joseph W. Pooler, Jr., its Chief Financial Officer. Garrett Curran, Alberto Alsina Gonzalez, Dr. Adam Back and Matthew Murphy are independent directors.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as the lead book-running manager for the offering. Clear Street LLC acted as joint book-runner. Ellenoff Grossman & Schole LLP, and Ogier (Cayman) LLP, served as legal counsel to the Company, and Loeb & Loeb LLP served as legal counsel to the underwriters.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on May 15, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Columbus Circle Capital Corp I
Gary Quin, Chief Executive Officer
gquin@cohencm.com